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Gray Cary Ware & Freidenrich LLP                                     EXHIBIT 5.1
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400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone 650-328-6561  Fax 650-327-3699    www.gcwf.com



March 4, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: CONSILIUM, INC. REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:


As legal counsel for Consilium, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-1, and any amendments thereto, (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 2,022,570 shares of Common Stock, par value $0.01 per share (the "Common Stock"), issued or reserved for issuance by the Company pursuant to (i) the 8% Convertible Preferred Stock Subscription Agreement, by and among the Company and each of the subscribers as defined therein, (ii) the Asset Purchase Agreement, by and among the Company. Fast Associates Pte., Ltd., a Singapore corporation, and Ng Boon Thiong and (iii) certain warrants to purchase Common Stock.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the 2,022,570 shares of Common Stock of the Company being registered pursuant to the Registration Statement and to be sold by the selling stockholders are duly authorized shares of Common Stock and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.


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This opinion is to be used only in connection with the issuance of the Common
Stock while the Registration Statement is in effect.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich

GRAY CARY WARE & FREIDENRICH LLP